Exhibit 99.1

For further information, contact:	Media inquiries, contact Great Ink Communications:
John Bacon, Vice President, Marketing	(212) 741-2977
Cole Real Estate Investments	Eric Waters – eric.waters@greatink.com
jbacon@colecapital.com	Tom Nolan – tom@greatink.com

DRAFT FOR RELEASE

COLE CORPORATE INCOME TRUST COMPLETES ACQUISITION OF TWO

MISSION CRITICAL OFFICE PROPERTIES FOR $104.7 MILLION

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Properties in Northern New Jersey Further Diversify Office & Industrial Portfolio

PHOENIX, AZ: (April 29, 2013) – Cole Real Estate Investments (Cole), a diversified real estate company, announced two new acquisitions of mission-critical office facilities on behalf of Cole Corporate Income Trust, Inc. (CCIT). CCIT invests primarily in strategic single-tenant, income-producing, necessity corporate properties that are leased to creditworthy tenants under long-term net leases.

The two acquisitions are facilities leased long-term to Sanofi-Aventis (S&P ‘AA-’) in Somerset County, NJ, and Evonik Degussa Corporation in Morris County, NJ, respectively.

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The Sanofi-Aventis facility was originally developed as a build-to-suit by Mack-Cali Realty Corporation for the pharmaceutical company as part of its larger U.S. headquarters campus. This four-story, 205,439-square-foot Class-A property was purchased for approximately $72.3 million and has approximately 13 years remaining on its current lease. Sanofi-Aventis is a global pharmaceutical group engaged in the research, development, manufacture and marketing of healthcare products.

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The Evonik Degussa property is a 150,500-square-foot building that serves as the U.S. headquarters for the specialty chemicals business. This strategic facility was purchased for $32.4 million and has nearly 11 years remaining on the current lease. The property was originally built in 1985 and was significantly renovated in 2011.

“Northern New Jersey is a leading market for corporate facilities because of its proximity to New York City, transportation infrastructure, strong economic base and large population within a 30-minute commute,” said Robert Micera, Cole’s chief investment officer for office and industrial. “Additionally, we believe these properties are mission-critical facilities to the operations of Sanofi and Evonik, respectively, and further diversify the industries and geography represented in the CCIT portfolio.”

With these transactions, CCIT’s investment portfolio consists of 25 wholly-owned properties in 14 states, totaling approximately 4.4 million square feet with a purchase price of approximately $630.1 million. The overall weighted average credit rating of the rated tenants in the portfolio is A-, and the weighted average remaining lease term is 10.7 years. More than 50% of CCIT’s portfolio is rated investment grade, representing more than 85% of all rated tenants.

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SANOFI-AVENTIS U.S. HEADQUARTERS

55 CORPORATE DRIVE – BRIDGEWATER TOWNSHIP, NJ

EVONIK DEGUSSA U.S. HEADQUARTERS

299 JEFFERSON ROAD – PARSIPPANY, NJ

About Cole Real Estate Investments

Founded in 1979, Cole Real Estate Investments is one of the nation’s leading acquirers and managers of high-quality, income-producing retail, office and industrial real estate assets. Cole primarily targets net-leased single-tenant and multi-tenant retail properties under long-term leases with creditworthy tenants, as well as single-tenant office and industrial properties, using a conservative investment and financing strategy. According to Real Capital Analytics, a leading industry research firm, Cole has established itself as the No. 1 buyer of all single-tenant assets for the past 10 years. At the end of March 2013, Cole-related entities owned and managed more than 2,090 assets representing approximately 78.2 million square feet of commercial real estate in 47 states, with a combined acquisition cost of nearly $12.7 billion. To learn more, visit www.colecapital.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements that reflect the current views of Cole Real Estate Investments and Cole’s management with respect to future events. Forward-looking statements about Cole’s plans, strategies and prospects are based on current information, estimates and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.